Exhibit 10.5.b

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between BEVIL J. HOGG (hereinafter “HOGG” or “you” or “your”), and STEREOTAXIS, INC. (“Company” or “we” or “us” or “our”), to be effective as of November     , 2008 (the “Effective Date”). For and in consideration of the following promises, the parties agree to the following:

WHEREAS, you and we have entered into that certain Restated At–Will Employment Agreement which you signed on or about March 16, 2006 (the “Restated Agreement”); and

WHEREAS, you have indicated to us your earnest desire to spend your time and energies to satisfy a variety of interests and in that regard you have advised us of your intention to resign and take retirement and in that light we have mutually agreed that your regular full time employment with us will end on December 31, 2008 (“Separation Date”); and

WHEREAS, you and we desire to enter into this Agreement to supplement and amend in their entirety the terms in the Restated Agreement, and to otherwise release any claims thereunder and otherwise terminate the obligations thereunder as set forth herein; and

WHEREAS, you and we desire to enter into such other arrangements and terms as are mutually satisfactory to both parties to accomplish the above objectives, including, but not limited to, any issues that might arise out of the transition of your current duties with us;

NOW THEREFORE, for and in consideration of the mutual covenants, releases, and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1. Payments and Benefits. Company will provide the payments and benefits described in this Paragraph 1 in consideration and exchange for and subject to your promises, agreements, and obligations set out in this Agreement.

(A) Payments. Subject to the offsets provided in Paragraphs 1(D) and 1(G) below, you and we agree that we shall pay you forty-eight (48) semi-monthly installments, each in the amount of $16,666.67, less all legally required federal, state, and local tax withholdings and any other deductions, such as those for medical and dental insurance, which are made in amounts then required of our employees. Such semi-monthly installments shall be made in accordance with the Company’s normal payroll practices, which are currently on the 15th and 30th of each month, with the last installment payment on December 30, 2010. Each installment payment required under this Section 1(A) shall be considered a separate payment under Section 409A of the Internal Revenue Code.

(B) Rights To Equity Awards.

(i) A complete list of your outstanding equity awards (except for awards that have been fully exercised by you prior to the Separation Date (as defined below)) is set forth on Schedule A. In addition to the payments set forth above, the number of stock options, stock appreciation rights or other equity awards subject to vesting that would have vested over the 24 month period following your Separation Date shall be automatically fully vested as of the date of the Separation Date. Otherwise said, as of December 31st, 2008 you will be vested in Seven Hundred Sixty-Nine Thousand Seven Hundred Seventy Nine (769,779) outstanding options to purchase common stock as specifically set forth on Schedule A hereto. Accordingly, you will thereafter have an exercise period of two (2) years next following your Separation Date, each option being exercisable by five (5) business days prior written notice of exercise to the Company.

(ii) With respect to your interest in Performance Based Restricted shares (“PBRs”), you specifically agree to relinquish the PBRs issued to you in June 2005 and in February 2006, numbering eighty-five thousand nine hundred (85,900) shares, in exchange for the grant of twenty-one thousand four hundred seventy five (21,475) Time Based Restricted Shares (“TBRs”), all rights to which shall vest in full upon your retirement on December 31, 2008. The Company shall grant you the said TBRs upon execution of this Agreement, and you acknowledge and agree this grant and the acceleration of vesting to the Separation Date constitute good and valuable consideration for any present or future interest you may have had in the PBRs being relinquished, which you shall return to the Company on the date of execution of this Agreement. The procedures for the exercise of TBRs shall be governed by the TBRs plan as adopted by the Company and applicable to all holders of TBRs.

(iii) To the extent the foregoing is contrary to the terms of any other agreements between the parties, the provisions of this Agreement shall control and be deemed to amend and supersede such contrary provisions. You and we jointly acknowledge and agree that this will cause any outstanding equity awards that are incentive stock options to be treated as non-qualified options.

(C) Medical and Dental Insurance Continuation. You shall be entitled to participate in the Company’s then-prevailing medical and dental plans upon the same contribution terms as those provided to or for the benefit of the Company’s employees from time to time during the 24-month period following your Separation Date, after which time such benefits will cease. This obligation will cease sooner than two years following your Separation Date, if and at such time as you assume a full-time position with any other employer. Your participation in all other Company provided benefit plans and programs shall cease as of December 31, 2008.

(D) Offsets. Any or all of the payments set out in Paragraph 1(A) above shall be offset by any sums you receive from other employment or from performing consulting services for any other individual or entity, regardless of whether such employment or consulting services are on a full-time or part-time basis, and upon our request you agree to provide us with reasonably satisfactory documentation of same as a condition of further payments to you under Paragraph 1(A). Excluded from this right of offset are fees received by you arising from service as a board member or trustee of charitable or civic organizations.

(E) Management Bonus Plan. You shall continue to be eligible to participate in the 2008 Quarterly Bonus Plan and 2008 Annual Management Bonus Plan during and through the fourth quarter of fiscal year 2008, in accordance with and subject to the terms and conditions set forth in such plans. However, you specifically covenant and agree that in consideration for the above payments and vesting benefits accruing to you, that you will not receive any employee equity grants or otherwise have any claims to any Incentive Bonus arrangements after December 31, 2008.

(F) Board of Directors. It is anticipated that you will continue as a member of the Board of Directors at least through the end of your current term (i.e. the date of the 2010 Annual Shareholders meeting). You agree that you shall receive only those benefits as a member of the Board as shall be approved by the Compensation Committee of the Board and in a manner consistent with all board members for the period of your service as a member and those shall cease as and when you cease to be retained as a Board member. You specifically agree that you are not eligible to receive any equity grants for your service on the Board of Directors, including without limitation any automatic grants provided under the 2002 Non-Employee Director Plan. To the extent you receive cash compensation for your service as a member of the Board (including any committees), such amounts shall offset the payments otherwise payable to you pursuant to Paragraph 1(A) above. Company shall maintain at its expense for your benefit the current or substantially equivalent directors and officers liability insurance coverage (which includes a tail to cover claims made against you during a period after such time as you are (i) no longer an officer of the Company, and (ii) no longer a director of the Company). In addition, the Indemnification Agreement dated March 30, 2004, between Company and you (“Indemnification Agreement”) shall continue upon and after the execution of this Agreement, and the same is hereby ratified and confirmed by the parties.

(G) Paid Time Off. At the first normal payroll date after December 31, 2008, the Company will pay to your designated account all sums attributable to accrued, but unused, paid time off which the parties determine to remain as of December 31, 2008.

(H) Administrative Assistance; Expenses. The Company agrees to make available to you reasonable administrative and clerical assistance as necessary from time to time after the Separation Date to support you in effectively discharging your duties in your role with the Company. The Company will reimburse you for the same type of business expenses for which Board members of the Company are reimbursed in accordance with Company policy, upon submission to the Company of supporting documentation concerning the type and amount of such expenses incurred by you in the discharge of your duties as a director of the Company.

2. Release of Claims. In exchange for the receipt of the consideration/payments set out in Paragraph 1 above and other good and valuable consideration, you and we hereby agree to relinquish any and all claims under any prior agreements between us, and do, remise, release and forever discharge each other and any of our respective parent companies, affiliate companies, subsidiary companies, both current and future, and our respective directors, officers, shareholders, employees, agents, attorneys, successors and assigns (the “RELEASEES”), from any and all matters, claims, including but not limited to those which might relate to the Restated Agreement, and any and all prior agreements which you may have executed with us or our predecessor entities or affiliated operations, or demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between you and our RELEASEES or between us and your RELEASEES from matters, actions, or inactions which occurred prior to the effective date of this Agreement, other than for acts of willful misconduct or intentional bad faith. The Restated Agreement and Confidential and Non-Compete Agreement dated June 23, 1997 are superseded in their entirety; however, nothing herein is intended to replace or supersede the obligations set out in the Indemnification Agreement by and between the Parties, which shall remain in full force and effect.

3. Agreement Not to File Suit or Other Claims. In exchange for the receipt of the consideration/payments set out in Paragraph 1 above, you agree as follows:

(A) Neither one of us will file suit or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will you or we permit any person, group of persons, or organization to take such action on our or your behalf) against the other’s RELEASEES arising out of any actions or non-actions that have occurred on the part of the RELEASEES up to the Effective Date, other than for acts of willful misconduct or intentional bad faith. Said claims, complaints, and actions include, but are not limited to, any claims you or we may have relating to any aspect of your employment and/or the separation of that employment, any breach of an actual or implied contract of employment between you and us, any claim of unjust or tortious discharge, any claim related to the issuance or non-issuance of stock, any common-law claim (including, but not limited to, fraud, negligence, intentional or negligent infliction of emotional distress, negligent hire/retention/supervision, or defamation), or any claims of violations arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (including, but not limited to, the Older Worker Benefit Protection Act), the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Missouri Human Rights Act, the Missouri Worker’s Compensation Act, the Missouri Employment Security Act, § 288.010 RSMo. et seq., the Missouri Service Letter Statute, § 290.140 RSMo., or any other relevant federal, state, or local statutes or ordinances governing or concerning employment.

(B) In the event that any person or entity should bring such a charge, claim, complaint, or action on your or our behalf, you and we hereby waive and forfeit any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. For purposes of the Age Discrimination in Employment Act (“ADEA”) only, this Agreement does not affect the EEOC’s rights and responsibilities to enforce the ADEA (including a challenge to the validity of the waiver of claims in this Agreement), nor does this Agreement prohibit you from filing a charge under the ADEA with the EEOC or participating in any investigation or proceeding conducted by the EEOC. Nevertheless, you agree the RELEASEES will be shielded against any recovery by you, provided this Agreement is valid under applicable law.

(C) You and we waive any right to participate in any settlement, verdict or judgment in any pending or threatened class action against your and our respective RELEASEES arising from conduct occurring before the effective date of this Agreement, and that you and we waive any right to accept anything of value or any injunctive relief associated with any pending class action against your and our respective RELEASEES.

(D) If you or we violate this Agreement by suing the RELEASEES, such violator shall pay all costs and expenses of defending against the suit incurred by the sued RELEASEES, including, but not limited to, reasonable attorneys’ fees and costs of litigation, and that such violator shall hold the RELEASEES harmless against any judgment which may be rendered against them. This provision in no way imposes any condition precedent, any penalty, or any other limitation which adversely affects your right to challenge this Agreement and its waiver under the ADEA.

4. No Knowledge of Injury. You represent and warrant that you have no present actual knowledge of any injury, illness or disease to you that is or might be compensable as a workers’ compensation claim.

5. Release of Benefit Claims. In exchange for the consideration/payment set out in Paragraph 1 above, you further release and waive any claim for any type of compensation or employee benefits with the RELEASEES, other than claims to benefits as provided in this Agreement.

6. Vested Rights. The parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested rights you may have with respect to any 401(k) plan to which you are or may be entitled by virtue of your employment with Company, and nothing in this Agreement will prohibit you from enforcing your rights to any such 401(k) plan which would have accrued prior to December 31, 2008. You waive any and all claims to any other benefits as an employee of the Company and under the terms of any previously executed agreement with us.

7. Confidential Information, Non-Competition, and Non-Disparagement.

(A) Definitions. For purposes of this Agreement:

(i) “Business” shall mean and include the development, manufacture and sale of equipment, software, devices, and methods in the field of remote, computer-controlled or computer-aided navigation and delivery of interventional disposable devices, for endovascular applications (including electrophysiology and interventional cardiology), and within the peripheral vasculature in cardiology applications, with or without the use of magnetic devices or systems, and related interventional workstations and networks, used in or with interventional medical procedures, and related areas of research and business development being currently implemented by the Company, all as presented from time to time to the Stereotaxis Board of Directors.

(ii) “Related Parties” shall mean and include (a) any and all of our customers served by the Company or any of our personnel or distributors or agents or at any time during the final two years of your employment with us, (b) material investors whom you contacted or met or corresponded with concerning an investment in or loan to the Company during your final two years of employment with us, (c) companies or entities or their representatives with respect to which you prepared and submitted materials to the Board of Directors for the purpose of pursuing a collaboration or alliance and associated Confidential Information at any time during your final two years of employment with us, (d) prospective new customers, investors or collaborators which become affiliated with us during the term of this Agreement.

(iii) “Restricted Period” shall mean the period of your employment with us plus two (2) years immediately following the Effective Date, provided, however, that the running of the Restricted Period shall be tolled during any period of time during which you have violated any of the provisions of Section 2.

(iv) “Territory” shall mean the geographic regions for which you had executive, managerial, supervisory, sales, marketing and/or other responsibilities at any time during your last two years of employment with us, which you acknowledge is worldwide.

(B) Confidentiality.

(i) You agree to keep secret and confidential, and not to use or disclose to any third parties, including but not limited to Related Parties, any confidential or proprietary information, including but not limited to intellectual property, systems, programs, analyses, and/or other information of Company acquired during the course or as a result of your employment with Company (collectively, “Confidential Information”). Excluded from the scope and definition of Confidential Information is information made generally available to the business community in any manner other than a breach of this sub-Section (B) by you, and information required to be disclosed by you pursuant to process of law. In that regard and in recognition that due to the nature and duration of your employment by the Company the use and disclosure of Confidential Information would inevitably result from your involvement with or engagement by the Company’s competitors or Related Parties in connection with Business as defined herein, you agree that the covenants relating to non-competition and non-interference in these Paragraphs (B) and (C) hereinbelow are appropriate and fair and necessary to the protection of Confidential Information hereunder.

(ii) All notes, records, correspondence, data, hardware, software, documents or the like obtained by or provided to Company regarding the Business, or otherwise made, produced, or compiled during the course or as a result of your employment with Company which contain Confidential Information, regardless of the type of medium that such is preserved in, are the sole and exclusive property of Company, and shall be surrendered to Company by December 31, 2008, except to the limited extent necessary for you to perform your responsibilities as a member of the Board of Directors, and all such retained Confidential Information shall be surrendered to the Company at the termination of your term on the Board of Directors.

(iii) Based on the information available to you in your current position, you covenant that you have not disclosed, and will not disclose any information, whether confidential, proprietary, or otherwise, which you are not legally free to disclose. You agree to adhere to these commitments now and in the future and further, you agree that during the Restricted Period, Company may contact you and request your cooperation and consultation in securing data or information about which you may have particular knowledge, and you agree to fully and confidentially cooperate in any such consultations.

(C) Non-Competition; Restrictive Covenants.

(i) You hereby acknowledge and agree that (a) the Company competes globally for and has relationships with customers, collaborators, employees, distributors, agents, and investors throughout the world; and has spent substantial time, money and effort over the years in developing and solidifying its relationships with Related Parties and protecting its Confidential Information and goodwill, (b) long-term customer and investor relationships and collaborations with other companies can be difficult to develop and require a significant investment of time, effort and expense, (c) we compensate our employees to, among other things, develop and preserve goodwill, loyalty and contacts among Related Parties, as well as Confidential Information, for and on behalf of us, (d) the Company, in all fairness, needs certain protection in order to ensure that there is no disclosure, misappropriation or misuse of any Confidential Information, which would cause injury or disruption to or interference with the operation of the Company Business, (e) the Company is hereby agreeing to pay you based upon your assurances and promises contained herein not to misuse or divert the Company’s Confidential Information, and (f) because of the role that you have played in the Company, any interactions concerning the Business that you have with competitors or Related Parties may result in the disclosure of Confidential Information or may affect the Company’s relationships with competitors or Related Parties.

(ii) In consideration of the foregoing, as well as the Company’s entering into this Agreement and making the payments and granting the other benefits herein, you shall not during the Restricted Period, directly or indirectly, on your behalf or for or on behalf of any other person, firm, corporation or entity, directly or indirectly or through the use of a third party, without the prior written consent of the CEO of the Company:

(a) provide consultative services with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, general partner, officer, director, agent, consultant, independent contractor, or otherwise with, any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or engaged in Business, including, without limitation to the generality of the foregoing, those firms listed on Attachment B, or the divisions, departments, or affiliates engaged in Business within those firms listed on Attachment C;

(b) provide any executive, managerial, supervisory, sales, marketing, research, or customer-related services to assist any competitor in competing, directly or indirectly, against us with respect to Business, in the Territory;

(c) obtain or use our Confidential Information and/or to divert goodwill generated and/or developed for or on behalf of us;

(d) solicit, divert, or take away, or attempt to solicit, divert or take away, from us the business of any customers for the purpose of selling or providing to or servicing for any such customer any product or service which is part of the Business;

(e) knowingly to cause or attempt to cause any customer of Company to terminate or reduce their existing relationships with us;

(f) knowingly to solicit, induce, or hire, or attempt to solicit, induce, or hire, any employee, consultant, or distributor of the Company to leave the employ of us and/or to work for any competitor of the Company; or

(g) contact or negotiate with Related Parties concerning the Business, or undertake any actions that interfere with the Company’s operations.

(D) Acknowledgements Regarding Restrictions.

(i) We agree the restrictions in Paragraph 7(C) shall apply only to prevent you from making contacts and providing services in the Business, which reflects industry segments in which you provided services for and/or on behalf of us, and/or regarding which you had Confidential Information at any time during your final two years of employment with us. You agree that the restrictions contained in Paragraph 7(C) are reasonable and enforceable.

(ii) Nothing in Paragraph 7(C) is intended to prevent you from (A) owning up to one percent (1%) of the publicly traded stock of any company, (B) performing services for other clients, consistent with the prohibitions therein, or (C) after termination of your employment with the Company, providing services to or being employed by firms such as those listed on Attachment C in divisions, departments, or affiliates within those firms not engaged in Business so long as the restrictions in Paragraph 7(C) or any of your duties or obligations under the Confidentiality or Non-Competition provisions of this Agreement are not violated thereby.

(iii) You also acknowledge that you are represented by counsel and have spoken with your counsel and understand that if disputes arising under or relating to this Agreement were to be litigated in California, a California court could very well apply California law to at least certain aspects of this Agreement despite a choice of law provision specifying that Missouri law governs, and California law may be more favorable to you in various respects relating to this Agreement, and

(iv) Notwithstanding the acknowledgments in (iii) hereinabove, you acknowledge and agree, however, that:

(a) The parties’ expectations under this Agreement are based upon the parties’ agreement that Missouri law shall apply, and that this matter shall be litigated exclusively in Missouri, and you expressly so consent;

(b) You are hereby expressly waiving any right you might have to proceed in the courts in California and/or to seek application of California law with respect to the Agreement, and further agree specifically not to file any declaratory judgment or similar type of action in California relating to the Agreement;

(c) You consent and agree to, and will not contest, the entry of temporary, preliminary and permanent injunctive relief requiring that you litigate matters relating to this Agreement only in Missouri, preventing you from litigating any such matters in California or anywhere else (other than Missouri), and preventing you from seeking to have California law applied to any such matters;

(d) You will not seek any temporary, preliminary or permanent injunctive relief requiring Company to litigate in California or preventing Company from litigating disputes arising under or relating to this Agreement in Missouri;

(e) In the event you claim, contend or believe that you need not comply with, or are somehow excused from, your obligations set forth in this Agreement (including specifically your obligations to litigate exclusively in Missouri, not to litigate in California, and not to seek to have California law applied), then you shall give Company written notice, at least thirty (30) days before filing any lawsuit, specifying in detail the reasons for your claim, contention and/or belief; and

(f) You consent, agree and stipulate to the dismissal of any action which is filed in violation of the terms of this Agreement.

E. Nondisparagement. You and we agree that neither party will in any way disparage the other party including current or former officers, directors and employees of RELEASEES, and neither party will, at any time, make or solicit any comments, statements or the like to the media or to others, including their agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of either party.

(D) Company’s Rights in the Event of Breach or Non-Compliance. In the event of a breach or threatened breach of any of your duties or obligations under the Confidentiality, Non-Competition or Non-Disparagement provisions hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to the following:

(i) Temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. You hereby expressly acknowledge that the harm which might result to the Company as a result of any noncompliance by you with any of these provisions would be largely irreparable.

(ii) To the extent we believe that any of your obligations or covenants has been violated in any way, you or your representative will be so notified in writing and will be given the opportunity within thirty (30) days next following receipt of the notice to explain the actions in question or otherwise cure the violation to our satisfaction, and in the event that you do not explain or cure the violation to our satisfaction, in addition to any other remedies at law or in equity we may immediately discontinue the payments set out in Section 1(A) above, and you will resign and will be deemed to have tendered your resignation as a member of the Board of Directors immediately if so requested by a majority of the members of the Board of Directors.

8. No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

9. Voluntary Agreement. You further acknowledge that you understand this Agreement, the claims you are releasing, the promises and agreements you are making, and the effect of your signing this Agreement. You further represent, declare, and agree that you voluntarily accept the consideration described above in Paragraph 1 for the purpose of making a full and final compromise, adjustment, and settlement of all claims or potential claims against the RELEASEES from any action or inaction taking place prior to the effective date of this Agreement.

10. Rights Upon Death. In the event of your death during the Term of this Agreement, all your rights shall be construed to be those exercisable as of the date of your death with respect to Schedule A, and any payments not previously made under Paragraph 1(A) shall continue to be made to your estate.

11. Choice of Law; Judicial Interpretation and Enforcement. This Agreement shall be construed and governed by the laws of the State of Missouri. Any litigation arising out of or relating to this Agreement shall be filed and pursued exclusively in the State courts encompassing St. Louis County, Missouri or the United States District Court, Eastern District of Missouri, and the parties hereto consent to the jurisdiction of and venue in such courts. Whenever possible, each provision, or subpart thereof, of this Agreement shall be interpreted so as to be valid and enforceable under applicable law.

12. Modification. The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto.

13. Entire Agreement. The parties acknowledge that this Agreement constitutes the entire agreement between them superseding all prior written and oral agreements, regarding your separation and the relationship between the parties following your separation, and there are no other understandings or agreements, written or oral, among them on the subject of your separation or our subsequent relationship.

14. Severability. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect, except as follows: if any aspect of (a) the release and waiver of all claims contemplated in Paragraph 2 and 3(A) through 3(E) of this Agreement, or (b) the covenants and obligations with respect to confidentiality, non-competition, non-interference, or non-disparagement contemplated in Paragraph 7 of this Agreement, in any material respect is determined to be invalid or unenforceable, then, at Company’s option and to the extent allowed by applicable law, the Agreement shall be reformed and deemed amended in order to reflect to the greatest extent allowable and enforceable the original understandings between the parties as reflected in the form of agreement executed by the parties.

15. Execution and Effective Date. Separate copies of this document shall constitute original documents which may be signed separately but which together will constitute one single agreement. This Agreement will not be binding on any party, however, until, at a minimum, it is signed by all parties or their representatives. In addition and without limiting the foregoing, this Agreement shall only become effective and binding on the eighth (8th) day following your execution of this Agreement.

16. Time for Consideration. By executing this Agreement, you acknowledge that you have been advised you have at least twenty-one (21) days within which to consider this Agreement before signing the same, and you have, in fact, been given at least twenty-one (21) days within which to consider this Agreement prior to signing the Agreement. Notwithstanding the opportunity to consider this Agreement for 21 days, you acknowledge if you sign this agreement anytime prior to the expiration of 21 days, that you have nonetheless given full consideration to those terms and sign of your free volition.

17. Consultation With an Attorney. By executing this Agreement, you acknowledge that, at the time you were presented with this Agreement for your consideration, you were advised by a representative from Company to consult with an attorney about this Agreement, its meaning, and effect, prior to executing this Agreement.

18. No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

19. Capacity to Settle. You represent and warrant that you have no legal impediments (including bankruptcies) to fully and completely settle all claims and to sign this Agreement. You further warrant that you are the sole owner of all the claims, if any, you have released in this Agreement, and that you have not assigned or transferred any such claim (or any interest in any such claim) to any other person, and that you will indemnify, defend and hold the RELEASEES harmless for any damages costs, fees or expenses which they may incur if these representations and warranties are incorrect in any respect.

20. Return of Property. On or before December 31, 2010, you agree to return all property belonging to Company, its customers and contractors, including, but not limited to, keys, security cards, credit card, equipment, manuals, security and access codes, and documents of any kind provided or shown to you throughout your employment with Company (including, but not limited to, policy books or memoranda, customer lists and customer data, pricing data, marketing data, products and services materials, and the like); however, you may retain the Apple desktop computer supplied to you by the Company provided you remove or allow the Company to remove from the computer all Confidential Information. Based upon the representation hereby made by you to the Company that the computer contains no Confidential Information, the parties acknowledge and agree that no such removal is necessary. The Blackberry device and its connectivity to the Company’s e-mail system will continue to be available to you to the extent necessary to discharge your duties as a director to the Company. You further agree that as of such date, you will not have copied or otherwise replicated, nor will you retain, any of the above or like data and things. In any event you warrant and promise that, pursuant to this Agreement, any Confidential Information to which you have access will not be disclosed in any manner prohibited by this Agreement.

21. Arbitration. The parties agree that in the event of any breach or alleged breach of this Agreement, and after a period of forty-five (45) days during which the parties shall in good faith seek to mediate and resolve their disputes, such breach or dispute shall be submitted to arbitration under the rules of the American Arbitration Association (“AAA”) for selection of a neutral arbitrator. Arbitration shall be the sole and exclusive remedy with respect to any alleged breach or dispute, and shall be handled pursuant to the procedures and provisions of the AAA and the proceedings shall be private and confidential.

(A) The parties shall jointly request the AAA to designate a panel of arbitrators, and either the parties mutually shall agree upon one of the arbitrators or, in the absence of mutual agreement, each side shall alternatively strike a name from the list of arbitrators commencing with the party seeking arbitration, and the name remaining on the list shall be deemed chosen as the arbitrator.

(B) The parties agree that the issue before the arbitrator shall be whether one of the parties breached the terms of this Agreement, and, if so, what are the appropriate damages, if any, except that the arbitrator will have no authority to award punitive damages or damages for non-economic injuries. The finding of the arbitrator shall be final and binding on both parties. The arbitrator shall have no power to add to, detract from, or alter this Agreement in any way, and, notwithstanding any AAA rule to the contrary, the arbitrator shall have no power to award, and may not award, punitive or non-economic damages. The arbitrator’s decision shall be subject to review only as provided under the Federal Arbitration Act where the arbitrator has failed to base his or her decision on the Agreement. Pending final decision by the arbitrator, there shall be no other legal action taken by either party to the controversy.

(C) The arbitration shall take place in the State of Missouri. All costs and expenses incidental to and arising out of the arbitration (e.g., arbitrator’s fee) shall be borne by the losing party, but each side shall pay its own attorneys’ fees irrespective of the party obtaining or not obtaining relief.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement.

I, BEVIL J. HOGG, HAVE READ THIS AGREEMENT, UNDERSTANDING ALL OF ITS TERMS, AND UNDERSTANDING THAT IT HAS A BINDING ARBITRATION PROVISION, WHICH CAN BE ENFORCED BY EITHER OF THE PARTIES, SIGN THIS AMENDED EMPLOYMENT AGREEMENT OF MY FREE WILL.

Date: November 25, 2008	By:	/s/ Bevil J. Hogg
Bevil J. Hogg

STEREOTAXIS, INC.

Date: November 20, 2008	By:	/s/ Fred A. Middleton
	Name:	Fred A. Middleton
	Title:	Chairman of the Board

Schedule A

OPTIONS AND STOCK APPRECIATION RIGHTS

Award #	Grant	Shares	Exercise Price	Vesting Start	Type of Option	Plan	Exercised	Out- standing	Vested at 12/31/08
1	11/08/01	83,333	1.62	11/08/01	ISO/NQO	1994	75,000	8,333	8,333
2	11/08/01	55,555	1.62	11/08/01	ISO/NQO	1994		55,555	55,555
3	02/19/02	97,222	4.75	02/01/02	ISO/NQO	1994		97,222	97,222
4	05/28/03	69,444	5.94	05/28/03	ISO/NQO	2002		69,444	69,444
5	01/28/04	48,611	6.77	01/28/04	ISO/NQO	2002		48,611	48,611
6	02/26/02	48,611	8.00	08/17/04	ISO/NQO	2002		48,611	48,611
7	06/16/05	92,500	7.80	06/16/05	SAR	2002		92,500	92,500
8	02/22/06	76,900	12.03	02/22/06	SAR	2002		76,900	76,900
9	02/07/07	160,000	10.24	02/07/07	ISO/NQO	2002		160,000	153,333
10	02/05/08	100,000	6.86	02/05/08	ISO/NQO	2002		100,000	70,833
11	05/28/08	75,000	4.97	05/28/08	ISO/NQO	2002		75,000	48,437

TOTAL		907,176					75,000	832,176	769,779

Attachment B

LIST OF FIRMS

1.	Catheter Robotics
2.	Corindus
3.	Hansen
4.	Magnetecs
5.	SmithCurl/Curlview
6.	Systems One

Attachment C

LIST OF FIRMS

1.	Atricure
2.	Boston Scientific
3.	Biosense Webster
4.	Biotronik
5.	GE Medical
6.	Intuitive Surgical
7.	Medtronics
8.	Philips
9.	Pulse Technologies
10.	Siemens
11.	St. Jude
12.	Swiss Medical